EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2022, relating to the financial statements of Coursera, Inc., appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 3, 2022